EXHIBIT 3.1

CERTIFICATE OF INCORPORATION

OF

IMAGEN BIOPHARMA, INC.

Article I

Identification

Section 1.01.         Name. The name of the Corporation is “Imagen Biopharma, Inc.” (the “Corporation”).

Article II

Purpose

Section 2.01.         Purpose. The purpose for which the Corporation is organized is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law (“DCGL”).

Article III

Capital Stock

Section 3.01.         Amount. The total number of shares which the Corporation has authority to issue is 60,000,000 shares, consisting of: 10,000,000 shares designated as Preferred Stock, par value of $0.001 per share (“Preferred Stock”); and 50,000,000 shares designated as Common Stock, par value of $0.001 per share (“Common Stock”).

Section 3.02.         Preferred Stock. Shares of Preferred Stock may be issued from time to time in one or more series. The Board of Directors (or any committee to which it may duly delegate the authority granted in this Article 3) is hereby empowered to authorize the issuance from time to time of shares of Preferred Stock in one or more series, for such consideration and for such corporate purposes as the Board of Directors (or such committee thereof) may from time to time determine, and by filing a certificate (a “Preferred Stock Designation”) pursuant to applicable law of the State of Delaware, as it presently exists or may hereafter be amended, to establish from time to time for each such series the number of shares to be included in each such series and to fix the designations, powers, rights, and preferences of the shares of each such series, and the qualifications, limitations, and restrictions thereof to the fullest extent now or hereafter permitted by this Certificate of Incorporation and the laws of the State of Delaware, including, without limitation, voting rights (if any), dividend rights, dissolution rights, conversion rights, exchange rights, and redemption rights thereof, as shall be stated and expressed in a resolution or resolutions adopted by the Board of Directors (or such committee thereof) providing for the issuance of such series of Preferred Stock. Each series of Preferred Stock shall be distinctly designated.

Section 3.03.         Common Stock.

(A)         The holders of shares of Common Stock shall be entitled to one vote for each such share on each matter properly submitted to the stockholders on which the holders of shares of Common Stock are entitled to vote. Except as otherwise required by law or this Certificate of Incorporation, and subject to the rights of the holders of Preferred Stock, at any annual or special meeting of the stockholders the holders of shares of Common Stock shall have the right to vote for the election of directors and on all other matters properly submitted to a vote of the stockholders; provided, however, that, except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to this Certificate of Incorporation that relates solely to the terms, number of shares, powers, designations, preferences, or relative participating, optional, or other special rights (including, without limitation, voting rights), or to qualifications, limitations, or restrictions thereon, of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one more other such series, to vote thereon pursuant to this Certificate of Incorporation (including, without limitation, by any certificate of designations relating to any series of Preferred Stock) or pursuant to the DCGL.

(B)         Subject to the rights of the holders of Preferred Stock, the holders of shares of Common Stock shall be entitled to receive such dividends and other distributions (payable in cash, property, or capital stock of the Corporation) when, as and if declared thereon by the Board of Directors from time to time out of any assets or funds of the Corporation legally available therefor, and shall share equally on a per share basis in such dividends and distributions.

(C)         In the event of any voluntary or involuntary liquidation, dissolution, or winding-up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, and subject to the rights of the holders of Preferred Stock in respect thereof, the holders of shares of Common Stock shall be entitled to receive all the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of Common Stock held by them.

Article IV

Directors

Section 4.01.         Number. The number of directors of the Corporation may be fixed from time to time in accordance with the Bylaws of the Corporation (the “Bylaws”).

Section 4.02.         Initial Director. The following individual shall serve as the initial Board of Directors of the Corporation:

Name Cameron Gray	Address 401 Wilshire Blvd., Ste 1020 Santa Monica, CA 90401

Article V

Indemnification

Section 5.01.         Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative (hereinafter a “Proceeding”), by reason of the fact that he or she is or was a director, officer, employee, or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee, or agent of another Corporation or of a partnership, joint venture, trust, or other enterprise, including service with respect to an employee benefit plan (hereinafter an “Indemnitee”), whether the basis of such Proceeding is alleged action in an official capacity as a director, officer, employee, or agent, or in any other capacity while serving as a director, officer, employee, or agent, shall or may, as applicable, be indemnified and held harmless by the Corporation to the fullest extent authorized by Delaware law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than permitted prior thereto), against all expense, liability, and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties, and amounts paid in settlement) reasonably incurred or suffered by such Indemnitee in connection therewith, and such indemnification shall continue as to an Indemnitee who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the Indemnitee’s heirs, executors, and administrators; provided, however, that, except as provided in Section 5.03 hereof with respect to Proceedings to enforce rights to indemnification, the Corporation shall indemnify any such Indemnitee in connection with a proceeding (or part thereof) initiated by such Indemnitee only if such Proceeding (or part thereof) was authorized by the Board of Directors.

Section 5.02.         Right to Advance of Expenses. The right to indemnification conferred in Section 5.01 of this Article shall include the right to be paid by the Corporation the expenses incurred in defending any proceeding for which such right to indemnification is applicable in advance of its final disposition (hereinafter an “Advance of Expenses”); provided, however, if Delaware law so requires, an Advance of Expenses incurred by an Indemnitee in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such Indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking (hereinafter an “Undertaking”), by or on behalf of such Indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a “Final Adjudication”) that such Indemnitee is not entitled to be indemnified for such expenses under this Article or otherwise.

Section 5.03.         Right of Indemnitee to Bring Suit. The rights to indemnification and to the Advance of Expenses conferred in Sections 5.01 and 5.02 of this Article shall be contract rights. If a claim under Sections 5.01 or 5.02 of this Article is not paid in full by the Corporation within 90 days after a written claim has been received by the Corporation, except in the case of a claim for an Advance of Expenses, in which case the applicable period shall be 20 days, the Indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an Advance of Expenses pursuant to the terms of an Undertaking, the Indemnitee shall also be entitled to be paid the expense of prosecuting or defending such suit. In (i) any suit brought by the Indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the Indemnitee to enforce a right to an Advance of Expenses) and (ii) in any suit by the Corporation to recover an Advance of Expenses pursuant to the terms of an Undertaking it shall be a defense for the Corporation and the Corporation shall be entitled to recover such expenses upon a Final Adjudication that the Indemnitee has not met any applicable standard for indemnification set forth in Delaware law. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that the Indemnitee met the applicable standard of conduct set forth in Delaware law and that indemnification of the Indemnitee was therefore proper in the circumstances, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the Indemnitee did not meet such applicable standard of conduct, shall create a presumption that the Indemnitee did not meet the applicable standard of conduct, or in the case of such a suit brought by the Indemnitee, be a defense of the Corporation to such suit. In any suit brought by the Indemnitee to enforce a right to indemnification or to an Advance of Expenses hereunder, or by the Corporation to recover an Advance of Expenses pursuant to the terms of an Undertaking, the burden of proving that the Indemnitee is not entitled to be indemnified, or is not entitled to such Advance of Expenses, under this Article or otherwise shall be on the Corporation.

Section 5.04.         Non-Exclusivity of Rights. The rights to indemnification and to the Advance of Expenses conferred in this Article shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, this Certificate of Incorporation, Bylaws, agreement, vote of the stockholders or of disinterested directors or otherwise.

Section 5.05.         Insurance. The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of status as such, whether or not the Corporation would have the power to indemnify such person against such liability under the provisions of Delaware law.

Article VI

Director Liability

Section 6.01.         Waiver of Liability. A director of the Corporation shall not be personally liable either to the Corporation or to any of its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DCGL. Any amendment or modification or repeal of the foregoing sentence or of the DCGL shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification, or repeal. If the DCGL hereafter is amended to further eliminate or limit the liability of a director, then a director of the Corporation, in addition to the circumstances in which a director is not personally liable as set forth in the preceding sentence, shall not be liable to the fullest extent permitted by the amended DCGL.

Article VII

Registered Agent and Registered Office

Section 7.01.         Registered Agent and Office. The name and street address of the registered agent at the Corporation’s registered office are:

National Registered Agents, Inc.

160 Greentree Drive, Suite 101

Dover, DE 19904

County of Kent

Article VIII

Incorporator

Section 8.01.         Identification of Incorporator. The name and address of the incorporator is:

Scott E. Bartel

500 Capitol Mall, Suite 1800

Sacramento, CA 95814

Article IX

Amendments to Bylaws

Section 9.01.         Board Authority with Respect to Bylaws. In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors of the Corporation is expressly authorized to make, alter, and repeal the Bylaws, subject to the power of the stockholders of the Corporation to alter or repeal the Bylaws under applicable law as it presently exists or may hereafter be amended and any further requirements for the amendment of the Bylaws set forth in the Bylaws, in each case in any manner not inconsistent with this Certificate of Incorporation and the DCGL.

Article X

Quorum Requirement

Section 10.01.         Quorum. The holders representing a majority of the combined voting power of the capital stock issued and outstanding and entitled to vote at a meeting, present in person or represented by proxy, shall constitute a quorum.

Article XI

Cumulative Voting

Section 11.01.         No Cumulative Voting. No holder of any shares of any class of stock of the Corporation shall be entitled to cumulative voting rights in any circumstances.

Article XII

Preemptive Rights

Section 12.01.         No Preemptive Rights. No stockholder shall have any preemptive rights to acquire unissued shares of the Corporation or securities of the Corporation convertible into or carrying a right to subscribe to or acquire shares.

Article XIII

Venue for Derivative Action

Section 13.01.         Venue for Derivative Action. Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DCGL, or the Corporation’s Certificate of Incorporation or Bylaws (as either may be amended from time to time), or (iv) any action asserting a claim governed by the internal affairs doctrine; provided, that, if and only if the Court of Chancery of the State of Delaware dismisses any such action for lack of subject matter jurisdiction, such action may be brought in another state court sitting in the State of Delaware. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the corporation shall be deemed to have notice of and consented to the provisions of this Article.

Article XIV

Amendments

Section 14.01.         Amendments to Certificate of Incorporation. This Certificate of Incorporation may not be amended, by merger or otherwise, without the approval of a majority of the voting power of the Corporation.

EXECUTED this 31st day of December, 2014.

/s/ Scott E. Bartel
Scott E. Bartel, Incorporator